Exhibit 10.5

Wyndham Hotels & Resorts, Inc.

June 1, 2018

Mr. Stephen P. Holmes

Re:               Board Chairman Appointment

Dear Mr. Holmes:

On behalf of Wyndham Hotels & Resorts, Inc. (the “Company”), I am pleased to confirm your appointment as Non-Executive Chairman (“Chairman”) of the Board of Directors of the Company (the “Board”), effective upon the date on which Wyndham Worldwide Corporation distributes shares of the Company on a pro rata basis to its stockholders (the “Effective Date”).  Your Board service will continue until terminated by you or the Company in accordance with the certificate of incorporation and by-laws of the Company and any applicable laws and policies of the Company, in each case, as in effect from time to time.

Our expectation is that the Board will meet at least quarterly, but potentially with greater frequency.  It is our expectation that you will participate in those meetings in person to the extent possible, and we also ask that you use reasonable best efforts to make yourself available to participate in various telephonic meetings so scheduled from time to time.

Compensation

As Chairman of the Board, you will receive an annual retainer of $320,000, with $160,000 payable in the form of cash and $160,000 payable in the form of Company common stock, payable not less frequently than quarterly, subject to your continued service on the Board and with such annual retainer prorated for any partial periods of service.

In addition to the annual retainer described above, on the next business day immediately following the Effective Date, the Company will grant you a number of restricted stock units (in respect of shares of the Company’s common stock) having a grant date fair value equal to $150,000 (the “RSUs”).  The RSUs will vest in equal 25% installments on each anniversary of the grant date, subject to your continued service on the Board through each applicable vesting date.  The RSUs will be granted pursuant to a Restricted Stock Unit Award Agreement and will be subject to the terms and conditions of the Company’s 2018 Equity and Incentive Plan.  The Company also anticipates granting additional RSUs on an annual basis.

In addition to the annual retainer and the initial RSU grant described above, during your Board service, you will be eligible to receive all of the perquisites generally provided to the Company’s other non-employee directors.

As a non-employee director, you will not be entitled to participate in the Company’s benefit plans, except to the extent provided under that certain Separation and Release Agreement dated

May 31, 2018, by and between you and Wyndham Worldwide Corporation, and you will be solely responsible for payment of any and all taxes due with respect to the compensation you receive in connection with your service on the Board.  You and the Company agree that the payments and benefits provided hereunder are intended to be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be in compliance therewith.

The Company will reimburse you, in accordance with its expense reimbursement policy applicable to the Company’s other non-employee directors, for your reasonable and documented business expenses incurred while performing your Board service. You will be provided with an American Express Card issued by the Company for your business expenses.

During your Board service, the Company will pay you (i) $18,750 per year, in four equal installments of $4,687.50 each paid quarterly, towards your costs incurred in connection with retaining an administrative assistant to assist you in the course of performing your duties and responsibilities to the Company, and (ii) an additional $12,500 per year, in four equal installments of $3,125 each paid quarterly, towards your costs incurred in connection with securing an office space for your use in the course of performing your duties and responsibilities to the Company.  The Company also will cover 50% of the cost of the lease associated with your vehicle currently on order through Wyndham Destinations, Inc.’s executive car lease program as of the date of this letter (the “Vehicle”), through the earlier of (x) the conclusion of the lease term associated with the Vehicle and (y) the conclusion of your Board service.  Furthermore, during your Board service, the Company will reimburse you for 50% of the cost of your annual executive health and wellness physical obtained through the Executive Health Program administered by Atlantic Health System in Morristown, New Jersey.

D&O Insurance

You will be covered by the Company’s directors’ and officers’ insurance policies to the same extent as other members of the Board.

Restrictive Covenants

During your service on the Board, you will continue to be bound by the restrictive covenants set forth in Section VIII of that certain Employment Agreement, by and between you and Wyndham Worldwide Corporation, as the same was amended from time to time (the “Employment Agreement”).  For the avoidance of doubt, the confidentiality covenant set forth in the Employment Agreement will apply throughout your Board service.

Miscellaneous

For the avoidance of doubt, your (i) Company building access card, (ii) Company email address, and (iii) ability to access the Company’s IT systems will remain active while you serve on the Board, in each case, in accordance with the Company’s policies as the same may be updated by the Company from time to time.

Your service on the Board will be in accordance with, and subject to, the organizational documents of the Company, as the same may be further amended from time to time.  In accepting this offer, you are representing to us that you do not know of any conflict or legal prohibition that would restrict you from becoming, or could reasonably be expected to preclude you from remaining, Chairman.

This letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware.  You hereby acknowledge and agree to the dispute resolution provisions set forth in Appendix A attached hereto.

This letter, and any document referenced herein, sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral, excluding that certain Separation and Release Agreement dated May 31, 2018, by and between you and Wyndham Worldwide Corporation, and certain sections of the Employment Agreement as set forth therein. This letter may not be modified or amended except by a written agreement, signed by a duly authorized representative of each of the Company and by you.

We look forward to working with you.

Sincerely,

WYNDHAM HOTELS & RESORTS, INC.

By:	/s/ Paul F. Cash
Name:	Paul F. Cash
Title:	General Counsel & Corporate Secretary

ACCEPTED AND AGREED:

I hereby accept, and consent to be designated as, Chairman of the Board and agree to so serve, subject to the terms and conditions set forth herein.

June 1, 2018	/s/ Stephen P. Holmes
Date	Signature
Stephen P. Holmes

Appendix A

1.              You and the Company mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies, or claims related in any way to your service and/or relationship with the Company, including, without limitation, any dispute, controversy, or claim arising out of or relating to any agreements between you and the Company, including this Agreement; and any dispute as to the ability to arbitrate a matter under this Agreement (collectively, “Claims”), in each case, which cannot be settled by mutual agreement of the parties hereto; provided, however, that nothing in this Agreement shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement.

2.              Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute within the same statute of limitations period applicable to such Claims.  Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, in the Borough of Manhattan, to JAMS, before a single arbitrator appointed in accordance with the Streamlined Arbitration Rules and Procedures of JAMS (“JAMS Rules”) then in effect, modified only as herein expressly provided. The arbitrator shall be selected in accordance with the JAMS Rules; provided that the arbitrator shall be an attorney (i) with at least ten (10) years of significant experience in corporate governance matters and/or (ii) a former federal or state court judge. After the aforesaid twenty (20) days, either party, upon ten (10) days’ notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The arbitrator will be empowered to award either party any remedy, at law or in equity, that the party would otherwise have been entitled to, had the matter been litigated in court; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies.  The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced, or appealed in any court having jurisdiction thereof.  Any arbitration proceedings, decision, or award rendered hereunder, and the validity, effect, and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

3.              Each party to any dispute shall pay its own expenses, including attorneys’ fees.  The Company and you shall each pay fifty percent (50%) of all arbitration costs, including arbitrator fees.

4.              The parties agree that this Appendix A has been included to rapidly, inexpensively and confidentially resolve any disputes between them, and that this Appendix A will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, except as otherwise provided in Paragraph 1 herein, other than (i) any action seeking a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration from a court of competent jurisdiction, (ii) any action seeking interim injunctive or equitable relief from the arbitrator pursuant to the JAMS Rules or (iii) post-arbitration actions seeking to enforce an arbitration award from a court of competent jurisdiction.  IN THE EVENT THAT ANY COURT DETERMINES THAT THIS

ARBITRATION PROCEDURE IS NOT BINDING, OR OTHERWISE ALLOWS ANY LITIGATION REGARDING A DISPUTE, CLAIM, OR CONTROVERSY COVERED BY THIS AGREEMENT TO PROCEED, THE PARTIES HERETO HEREBY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN OR WITH RESPECT TO SUCH LITIGATION.

5.              The parties will keep confidential, and will not disclose to any person, except to counsel for either of the parties and/or as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof. Accordingly, you and the Company agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential.  In that regard, no party shall use, disclose, or permit the disclosure of any information, evidence, or documents produced by any other party in the arbitration proceedings or about the existence, contents, or results of the proceedings, except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration, or for enforcement of or appeal from an arbitral award.  Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests (e.g., by application for a protective order and/or to file under seal).